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                                                                    EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "AGREEMENT") is made and entered into as of May 1, 2002, by and between Enterasys Networks, Inc., a Delaware corporation (the "Company"), and Yuda Doron (the "Executive").

         1.       Term of Employment; Executive Representation.

                  (a) Employment Term. Executive shall be employed by the Company in the capacity described in Section 2 of this Agreement for a term commencing on May 1, 2002 (the "Effective Date") and ending December 31, 2002.

                  (b) Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the performance by Executive of his duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any statute, law, regulation, or of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound. Executive further agrees and represents that he will duly, punctually and faithfully perform and observe any and all rules and regulations that the Company may now or shall hereafter establish governing the conduct of its business and/or the performance of Executive's duties hereunder.

         2.       Position.

                  (a) While employed hereunder, Executive shall serve as the Company's President and shall report directly to the Company's Interim Chief Executive Officer (the "CEO"). In such position, Executive shall have such authority as is customarily associated with the position of President at other publicly held companies similar to the Company and shall have such duties, consistent with his position, as may be assigned from time to time by the CEO.

                  (b) While employed hereunder, Executive will devote Executive's full business time and best efforts to the performance of Executive's duties hereunder and will not engage, either directly or indirectly, in any other business, profession or occupation for compensation or otherwise that would conflict with the rendering of such services, without the prior written consent of the Company. Executive may be an outside board member for other companies that do not compete with the Company, its subsidiaries and/or affiliates, provided that such services do not interfere with Executive's responsibilities to the Company, with the prior written approval of the Company, which shall be in the Company's sole discretion, provided that approval shall not be unreasonably withheld.

         3. Base Salary. While employed hereunder, the Company shall pay Executive a base salary (the "Base Salary") at the monthly rate of $80,000, payable in regular installments in accordance with the Company's usual payment practices. Executive shall be entitled to such increases in Executive's Base Salary, if any, as may be determined from time to time by the Board. In the event that Executive remains employed by Company beyond the first
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anniversary of the Effective Date, Executive's basic compensation structure will be adjusted to be competitive with overall compensation packages for the office of President at comparable publicly traded companies, which may include a change in Executive's annualized base salary and which likely would include an annual cash incentive bonus and/or a sales commission plan.

         4. Equity Arrangements. Within thirty (30) days following the Effective Date, Executive shall be granted a stock option (the "Option") to purchase 400,000 shares of the Company's Common Stock ("Common Stock"). Except as otherwise provided herein, the Option shall in all respects be subject to terms and conditions substantially similar to the Company's 1998 Equity Incentive Plan. The per share exercise price of the Option shall be equal to the fair market value of a share of Common Stock on the grant date of the Option. At such time as the Company is eligible to utilize Form S-8, it will use its best efforts to file and cause to become effect a registration statement on Form S-8 to register shares issuable upon exercise of the Options.

    The Option shall vest and become exercisable in twelve (12) equal monthly installments, beginning upon the last day of May, 2002 and in equal monthly installments over the succeeding ten (10) months of continued service with the Company. The vesting and exercisability of the Option shall be accelerated in the following circumstances:

                  (a) If for any of the Company's last three fiscal quarters of the Company's 2002 fiscal year the Company achieves its Revenue target for such quarter as set forth in the Enterasys Performance Incentive Plan, the Option shall vest as to 80,000 shares as of the last day of such quarter and any portion of the option so vested shall become exercisable upon the determination by the Board of Directors of the Company (in their sole discretion) that the Company has achieved the applicable Revenue target. For the avoidance of doubt, the maximum possible cumulative acceleration pursuant to the immediately preceding sentence is 240,000 shares. For purposes of this Paragraph, "Revenue" shall have the meaning set forth in the Enterasys Performance Incentive Plan, a copy of which is attached hereto as Exhibit A, and "Revenue Target" shall mean the revenue target for the period in question as set forth in the Fiscal Year 2002 Addendum dated June, 2002 to the Enterasys Performance Incentive Plan, a copy of which is attached hereto as Exhibit B.

                  (b) The Option shall become vested as to 64,000 shares if the Company achieves break-even or positive Cash Flow from Operations in any of the last three quarters of its 2002 fiscal year and any portion of the option so vested shall become exercisable upon the determination by the Board of Directors of the Company (in their sole discretion) that the Company has achieved such Cash Flow from Operations target. For purposes of the foregoing sentence, "Cash Flow from Operations" shall have the meaning set forth in the Enterasys Performance Incentive Plan attached hereto as Exhibit A.

                  (c) The Option shall become vested as to 56,000 shares if the Company achieves break-even or positive Operating Income in any of the last three quarters of the Company's 2002 fiscal year and any portion of the option so vested shall become exercisable upon the determination by the Board of Directors of the Company, or by the Audit Committee thereof, (in their sole discretion) that the Company has achieved such Operating Income target.
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For purposes of the foregoing sentence, "Operating Income" shall have the meaning set forth in the Enterasys Performance Incentive Plan attached hereto as Exhibit A.

                  (d) The shares, if any, as to which the Option vests on an accelerated basis pursuant to subsections (a), (b) or (c) above shall be those as to which the Option otherwise would have vested last in time based upon continued service to the Company.

                  (e) Notwithstanding the foregoing, the Option shall immediately vest and become exercisable in the event of a Change in Control (as defined below). No more than a total of 400,000 shares may become vested under the Option.

         The scheduled term of the Option shall be ten (10) years, subject to earlier termination in the event that Executive terminates continued service to the Company. In the event that Executive is no longer serving as an employee and is not a consultant to the Company or a member of the Board of Directors of the Company (the "Board") prior to the tenth (10th) anniversary of the grant date of the Option, the Option shall terminate on the last to occur of the following dates: (i) the first anniversary of Executive's termination of service as an employee, consultant and member of the Board, or (ii) December 31, 2004. Notwithstanding the terms of the previous sentence, in no event shall the Option be exercisable subsequent to the tenth (10th) anniversary of the grant date of the Option.

         As used in this Section 4, the term "Change in Control" shall mean the occurrence of any of the following events:

                  (a) the sale or disposition, in one or a series of related transactions, of all or substantially all, of the assets of the Company to any "person" or "group" (as such terms are defined in Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, or any successor thereto) (the "Act") other than the Permitted Holders (as defined below);

                  (b) any person or group, other than the Permitted Holders, is or becomes the Beneficial Owner (as such term is defined in Rule 13d-3 under the Act or any successor rule thereto, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company (or any entity which controls the Company), including by way of merger, consolidation, tender or exchange offer or otherwise; or

                  (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company, then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board, then in office.

         As used in this Section 4, the term "Permitted Holders" shall mean, as of the date of determination, (i) an employee benefit plan (or trust forming a part thereof) maintained by the
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Company, its parent, subsidiary or affiliates, or (ii) Silver Lake Partners its parent, subsidiary and/or affiliates.

         5. Employee Benefits. During the Employment Term, Executive shall be entitled to participate in the Company's employee benefit plans, including non-qualified programs, as in effect from time to time (collectively "Employee Benefits"), commensurate with his position and compensation level, in accordance with the requirements and terms of such Employee Benefits plans, programs and arrangements; provided, however, that Executive shall at all times be entitled to Employee Benefits on a basis that is no less favorable in the aggregate than is provided to any other senior executive of the Company. Beginning on the Effective Date and continuing for the period of Executive's employment by the Company, Executive shall accrue paid vacation time and personal days in accordance with Company policies applicable to it senior executives. In addition, Executive shall be entitled to the perquisites and other fringe benefits made available to senior executives of the Company.

         6. Business Expenses. Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, including, without limitation, expenses for travel and similar items related to such duties and responsibilities. The Company will reimburse Executive for all such expenses upon presentation by Executive from time to time of appropriately itemized (consistent with the Company's policy) accounts of such expenditures.

         7. Relocation Benefits. Executive shall be entitled to participate in the Company's relocation program on a basis, which is no less favorable in the aggregate than is provided to any other senior executive of the Company. Alternatively, for a period not to exceed one year, the Company will provide temporary housing, mutually acceptable to the Executive and the Company.

         8. Termination. The Employment Term and Executive's employment hereunder may be terminated by either party at any time and for any reason or no reason. Notwithstanding any other provision of this Agreement, the provisions of this Section 8 shall exclusively govern Executive's rights upon termination of employment with the Company and its affiliates.

                  (a)      By the Company For Cause.

                           (i)      For purposes of this Agreement, "Cause"
shall be defined as (i) the Executive's continued failure substantially to perform the material duties of his office (other than as a result of total or partial incapacity due to physical or mental illness) if such failure continues following Executive's receipt of written notice from the Company and a period of thirty (30) days to cure such failure, (ii) the embezzlement or theft by the Executive of the property of the Company, its subsidiaries or affiliates, (iii) the commission of any act or any omission on the Executive's part resulting in the conviction of Executive or a plea of nolo contendre with respect to a felony, a crime involving moral turpitude, or a crime that materially adversely affects the performance or the reputation of the Company, its subsidiaries or affiliates, (iv) Executive's willful malfeasance or willful misconduct in connection with Executive's duties to the Company, its subsidiaries or affiliates or any other act or omission which is materially
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injurious to the financial condition or business reputation of the Company, its subsidiaries or affiliates, or (v) a material breach by Executive of the terms of this Agreement, or any non-compete, non-disclosure, or non-solicitation provisions to which Executive is subject.

                           (ii)     If Executive's employment is terminated by
the Company for Cause, Executive shall be entitled to receive, reduced by any amounts owed to the Company by Executive, the amounts described in the following clauses (A) through (C) set forth below:

                                    (A)      the Base Salary through the date of
     termination;

                                    (B)      reimbursement for any unreimbursed
     business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive's termination; and

                                    (C)      such employee benefits, if any, as
     to which Executive may be entitled under the Employee Benefits plans (the amounts described in clauses (A) through (C) hereof, reduced by any amounts owed to the Company by Executive, being referred to as the "Accrued Rights").

         Following such termination of Executive's employment by the Company for Cause, except as set forth in this Section 8(a), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

                  (b)      By the Company Without Cause Prior to December 31,
2002.

                           (i)      The Executive's employment hereunder may be
terminated by the Company without Cause.

                           (ii)     If Executive's employment is terminated by
the Company without Cause (other than by reason of total or partial incapacity due to physical or mental illness) prior to January 1, 2003, then contingent upon Executive's full compliance with the provisions set forth in Section 9 of this Agreement and contingent upon Executive's execution of an effective release of all claims against the Company in a form reasonably satisfactory to the Company, Executive shall be entitled to receive:

                                    (A)      the Accrued Rights; and

                                    (B)      continued payment of the Base
         Salary through December 31, 2002;

         Executive shall not be required to mitigate the amount of any payments or benefits provided for pursuant to this Section 8(b) by seeking other employment. Following such termination of Executive's employment by the Company without Cause prior to January 1, 2003, except as set forth in this Section 8(b), Executive shall have no further rights to any compensation or any other benefits under this Agreement. The benefits described in this Section 8(b) shall not survive beyond December 31, 2002. In the event that Executive remains employed by the Company subsequent to December 31, 2002, Executive will not be entitled to the benefits
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described in this Section 8(b) unless such benefits are the subject of a separate agreement between the parties.

                  (c) Notice of Termination. Any purported termination of employment by the Company (other than due to Executive's death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12(g) hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

         9.       Nondisclosure of Confidential Information; Non-Competition.

                  (a) At any time during or after Executive's employment with the Company, Executive shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information (as hereinafter defined) pertaining to the business of the Company or any of its subsidiaries or affiliates, except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information. For purposes of this Section 9(a), "Confidential Information" shall mean information (whether or not in written form) which relates to Silver Lake Partners, the Company or any of their respective subsidiaries or affiliates, or any of their respective businesses or products (including, without limitation, their financial data, strategic business plans, and other proprietary information) or to this Agreement, and which is not known to the public generally (excluding public knowledge which occurs as a result of Executive's breach of this covenant or the wrongful acts of others who were under confidentiality obligations as to the item or items involved), except in the conduct of the business of the Company, as in existence as of the date of Executive's termination of employment.

                  (b) As President of the Company, Executive will acquire knowledge of Confidential Information and trade secrets. Executive acknowledges that the Confidential Information and trade secrets that the Company has provided and will provide to Executive could play a significant role were Executive to directly or indirectly be engaged in any business in competition with the Company or its subsidiaries. For so long as the Executive is employed by the Company and continuing for eighteen (18) months thereafter, (A) Executive shall not, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor (other than a stockholder or investor owning not more than a 5% interest), officer or director of a corporation, or as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity other than the Company or any of its subsidiaries, render any service to or in any way be affiliated with a competitor (or any person or entity that is reasonably anticipated (to the general knowledge of the Executive or the public) to become a competitor) of the Company or any of its subsidiaries or affiliates in the business in which the Company or any of its subsidiaries or affiliates is engaged and (B) Executive shall not, on Executive's own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or offer employment to any person who has been employed by the Company or its subsidiaries at any time during the 12 months immediately preceding such solicitation. Notwithstanding anything contained in this Section 9(b) to the contrary, the period of applicability of this Section 9(b) shall be extended an additional day for each day on which the Executive is in breach of this Section 9(b).

                  (c) The results and proceeds of Executive's services hereunder, including, without limitation, any works of authorship resulting from Executive's services during Executive's employment with the Company, its subsidiaries and/or its affiliates and any works in progress, will be works-for-hire and the Company will be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion without any further payment to Executive whatsoever. If, for any reason, any of such results and proceeds will not legally be a work-for-hire and/or there are any rights which do not accrue to the Company under the preceding sentence, then Executive hereby irrevocably assigns and agrees to assign any and all of Executive's right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company, and the Company will have the right to use the same in perpetuity throughout the universe in any manner the Company determines without any further payment to Executive whatsoever. Executive will, from time to time as may be requested by the Company, (i) during the term of Executive's employment without further consideration, and (ii) thereafter at Executive's then current hourly rate, do any and all things which the Company may deem useful or desirable to establish or document the Company's exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent Executive has any rights in the results and proceeds of Executive's services that cannot be assigned in the manner described above, Executive unconditionally and irrevocably waives the enforcement of such rights. This subsection is subject to and will not be deemed to limit, restrict, or constitute any waiver by the Company of any rights of ownership to which the Company may be entitled by operation of law by virtue of the Company being Executive's employer.

         10. Specific Performance. Executive and the Company agree that the covenants set forth in this Agreement are reasonable covenants under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraints are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of such covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. Executive agrees that any breach of the covenants contained in Section 9 would irreparably injure the Company. Accordingly, Executive agrees the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 9 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, the Company may, without posting any bond, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any
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other equitable remedy which may then be available against Executive from any court having jurisdiction over the matter, restraining any further violation of the covenants set forth in Section 9 by Executive.

         11. Payment of Legal Fees. The Company agrees to pay Executive's reasonable legal fees associated with entering into this Agreement upon receiving an invoice for such legal services.

         12.      Miscellaneous.

                  (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Hampshire, without regard to conflicts of laws principles thereof.

                  (b) Entire Agreement/Amendments. This Agreement and the other documents referenced in this Agreement contain the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto. This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company regarding the terms and conditions of Executive's employment with the Company, its subsidiaries and/or its affiliates (collectively, the "Prior Agreements").

                  (c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                  (d) Severability. The parties intend that the covenants and agreements contained in the provisions of this Agreement shall be deemed to be a series of separate covenants and agreements. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included in the provisions of this Agreement, then such unenforceable covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding. If any one or more of the covenants contained in this Agreement is for any reason held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it then appears.

                  (e) Assignment. This Agreement shall not be assignable by Executive. This Agreement may be assigned by the Company to a company that is a successor in interest to substantially all of the business operations of the Company. Such assignment shall become effective when the Company notifies the Executive of such assignment or at such later date as may be specified in such notice. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor company,
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provided that any assignee expressly assumes the obligations, rights and privileges of this Agreement.

                  (f) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

                  (g) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given if (1) personally delivered, (2) transmitted by facsimile (with written confirmation), (3) delivered by an express courier (with written confirmation), or (4) mailed by United States registered mail (in which case notice shall be deemed given on the third day after such mailing), return receipt requested, postage prepaid, to the parties at the addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

                           If to the Company:

                           Enterasys Networks, Inc.
                           50 Minuteman Road
                           Andover, MA 01810
                           Attention: Chief Legal Officer

                           If to Executive:

                           To the most recent address of Executive
                           set forth in the personnel records of the Company.

                  (h) Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes or other amounts as may be required to be withheld pursuant to any applicable law, regulation or other authority to which the Company is subject.

                  (i) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                            [Signatures on next page]
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         IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement as of the day and year first above written.

                                       ENTERASYS NETWORKS, INC.

                                       By: /s/ Gerald M. Haines II
                                          -------------------------
                                       Name: Gerald M. Haines II
                                       Title: EVP

                                       EXECUTIVE:

                                         /s/ Yuda Doron
                                       ----------------------------
                                       Yuda Doron

                                       ____________________________

                                       ____________________________
                                       Address